EXHIBIT 10.16

ASSUMPTION AGREEMENT

               This Assumption Agreement (this “Agreement”) is entered into as of the 15th day of November, 2002, by and among Invest Linc Equity Fund II, a Nevada limited partnership (“Equity Fund”), Invest Linc Emerging Growth Equity Fund I, L.L.C., a Nevada limited liability company (“Growth Fund” and together with Equity Fund referred to jointly as “Lenders”) and SinoFresh HealthCare, Inc., a Delaware corporation (“New Borrower”). In addition, the party defined as the “Original Borrower” in the first Recital paragraph hereof has joined in this Agreement for purposes of evidencing its consent hereto and agreement with the matters set forth herein.

RECITALS

               WHEREAS, Lenders previously entered into two certain Security Agreements (the “Loan Agreements”), dated as of February 1, 2001, the first by and between Growth Fund and SinoFresh Laboratories, Inc., an Alabama corporation (herein, the “Original Borrower”) and the second by and between Equity Fund and Original Borrower. Original Borrower also executed two notes in the aggregate amount of Five Hundred Thousand Dollars ($500,000) dated as of February 1, 2001 (the “Notes”). Terms used herein with initial capital letters, to the extent not otherwise defined herein, shall have the meanings set forth in the Notes and Loan Agreements;

               WHEREAS, New Borrower will acquire all or substantially all of the assets of Original Borrower (herein, the “Acquisition”) as of November 15, 2002 subject to an Asset Purchase Agreement (the “Acquisition Agreement”); and

               WHEREAS, prior to the consummation of the Acquisition, Lenders have notified Original Borrower of the existence of certain Events of Default, and Lenders and Original Borrower have negotiated the terms and conditions upon which Lenders would forbear from exercising their rights and remedies under the Loan Agreements and the Notes; and

               WHEREAS, New Borrower has agreed to assume the obligations of the Notes subject to amending certain terms and conditions of repayment through execution of allonges (the “Allonges”).

               WHEREAS, New Borrower, in consideration of Lenders agreeing to certain terms in this Agreement and the Allonges, is issuing shares of its common stock to Lenders pursuant to a Stock Purchase Agreement of even date herewith (the “Stock Purchase Agreement”);

               WHEREAS, Lenders’ consent to the Acquisition is necessary in order to avoid giving rise to an additional Event of Default under the Loan Agreements, and Original Borrower and New Borrower have requested that Lenders consent to the Acquisition; and

               WHEREAS, Lenders have agreed to consent to the Acquisition, subject to New Borrower joining in and assuming all obligations of Original Borrower under the Allonges and Loan Agreements; and

               WHEREAS, in order to satisfy the requirements of Lenders, New Borrower desires to join in the Allonges and Loan Agreements as an additional Debtor thereunder.

               NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants hereinafter expressed, and for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto do hereby agree as follows:

AGREEMENT

               1. Assumption of Obligations. New Borrower hereby (a) adopts the terms and conditions of (i) the Loan Agreements, as the same are amended hereby, as it may hereafter be amended, modified, renewed, restated or replaced, and (b) assumes all of the obligations under the Loan Agreements and Notes, as amended by the Allonges, (the “Obligations”) to the fullest extent. Without limiting the generality of the foregoing, New Borrower hereby joins in each and every grant of a security interest pursuant to the Loan Agreements and the Notes in favor of Lenders to the extent of the assets being transferred in the Acquisition and certain other intellectual property of New Borrower (the “Assets of New Borrower”), and hereby restates all representations and warranties of Debtor, as set forth in the Loan Agreements and the Notes, as amended by the Allonges, with respect to the validity, priority, perfection, and enforceability of all liens and security interests granted hereby. For all purposes under the Loan Agreements and the Notes, New Borrower shall be obligated as a “Debtor” thereunder, to the same extent as if New Borrower had been an original party to the Loan Agreements and the Notes, as amended and as if no default had occurred. Lenders shall be entitled to enforce all obligations to which the Original Borrower is subject against New Borrower in all respects. For all purposes under the Loan Agreements, the Notes and this Agreement, all references hereinafter made to Debtor shall mean and include each of the Original Borrower and New Borrower.

               2. Consent of Lenders. Upon satisfaction of all conditions to closing set forth in Section 4 below and payment of fees and costs set forth in Section 5, Lenders hereby consent to the acquisition by New Borrower of substantially all of the assets of Original Borrower and waive the default of Original Borrower under the Loan Agreements and the Notes.

               3. Amendments and Conforming Changes to Loan Agreements. Upon satisfaction of the conditions precedent to closing set forth in Section 4 below, the Loan Agreements and the Notes shall be deemed amended in the following respects:

          (a) All references to Borrower shall mean and include each of the Original Borrower and New Borrower. All references to the Collateral shall include the assets owned by New Borrower as listed on Schedule I hereto;

          (b) Those particularized items of Borrower information set forth in the Loan Agreements, are intended to apply only to Original Borrower. The comparable information applicable to New Borrower is set forth on Schedule II attached hereto;

          (c) New Borrower hereby restates all representations and warranties of Original Borrower as set forth in the Loan Agreements and the covenants set forth in the Notes,

as amended by the Allonges, effective as of the date of this Agreement, except to the extent that such representations or warranties specifically related to (i) jurisdiction of organization to which New Borrower represents and warrants to being organized and in good standing in the State of Delaware rather than the State of Alabama and (ii) Pledgor’s ownership interest of the Debtor to which New Borrower makes no representation or warranty; and

          (d) The parties have entered into this Agreement at this time in order to accommodate the target closing schedule with respect to the Acquisition. Notwithstanding that fact, the parties have agreed that each shall have the opportunity to identify additional provisions of the Loan Agreements as to which clarification, in a manner similar to Section 3(b) above, is appropriate, and shall reasonably cooperate with each other in setting forth such clarification in a subsequent side letter.

               4. Conditions to Closing. The effectiveness of this Agreement and of Lenders’ consent to the Acquisition is conditioned upon the satisfaction of each of the following conditions precedent, in form and substance reasonably satisfactory to Lenders and their counsel, on or before the date hereof (unless some later date is specified, in which event New Borrower shall be permitted to deliver or cause such item to be delivered on or before such later date):

          (a) New Borrower shall have delivered or caused to be delivered to Lenders the following documents, all of which shall be properly completed, fully executed, and otherwise satisfactory to Lenders in all material respects:

(i)	this Agreement;

(ii)	the Stock Purchase Agreement;

(iii)	a Consulting Agreement between New Borrower and The Invest Linc Group, LLC;

(iv)	the Acquisition Agreement;

(v)	an Allonge to each of the Notes, to evidence the assumption of all Obligations thereunder by New Borrower and the amendment of the payment and conversion terms therein;

(vi)	UCC-1 Financing Statements relative to New Borrower, for filing in such jurisdictions as Lenders deem necessary in order to perfect Lenders’ liens on the assets of New Borrower; (vii) proper resolutions of New Borrower approving the transactions contemplated hereby to which it is a party (“Consent”); and

(vii)	proper resolutions of New Borrower approving the transactions contemplated hereby to which it is a party (“Consent”); and

(viii)	such additional documents or instruments as Lenders deem reasonably necessary in connection with the closing of the Acquisition.

          (b) New Borrower shall provide to Lenders’ counsel opinions relative to New Borrower, addressing such matters as Lenders deem appropriate, including without limitation the organizational status of New Borrower, its power and authority to assume all Obligations under the Loan Agreements as a Debtor thereunder, and the proper authorization for New Borrower to execute and deliver this Agreement and the other documents referred to herein; provided however, that counsel will not be required to opine as to title of the Assets of New Borrower or the perfection of any security interest. The opinions to be delivered by New Borrower’s legal counsel shall be comparable in scope to those opinions delivered by counsel to Original Borrower at the time of the original Closing of the Loan on or about February 1, 2001.

          (c) Lenders shall have received evidence that all approvals and/or consents of or other actions by, any entity or person whose approval or consent is necessary or required to enable New Borrower to perform its obligations under this Agreement, have been obtained.

          5. Fees and Expenses. New Borrower shall pay as a condition precedent to closing, all costs and expenses arising from the preparation of this Agreement, including Lenders’ reasonable attorneys’ fees and all of Lenders’ and its attorneys’ out-of-pocket costs and expenses incurred in connection with the negotiation and documentation of this Agreement, and any other costs, expenses or charges that may be imposed on or incurred by Lenders as a result of this Agreement up to an amount not to exceed Ten Thousand Dollars ($10,000).

          6. Confirmation of Security Interests. New Borrower hereby confirms and agrees that Lenders’ security interest in and to the Collateral, as it existed immediately prior to this Agreement, shall remain in full force and effect until the Notes have been paid in full to Lenders and further acknowledges that a new security interest has been attached to the additional Collateral listed on Schedule I and filed with the State of Delaware as of the filing of the UCC-l Financing Statements relative to New Borrower with the Secretary of State of the State of Delaware.

          7. No Waiver of Defaults. Other than to the extent provided in Section 2 above, this Agreement in no way acts as a waiver of any future default of Debtor except as specifically agreed upon herein or as a release or relinquishment of any of the liens, security interests, rights or remedies securing payment of the Loans or for the enforcement thereof, including, without limitation, the liens created by the Notes. Such liens, security interests, rights and remedies are hereby ratified, confirmed, preserved, renewed and extended by Debtor in all respects.

          8. Benefit of this Agreement. The terms and provisions of this Agreement and the Notes shall be binding upon and inure to the benefit of Lenders and each Debtor and their respective successors and assigns, except that neither Debtor shall have any right to assign its rights under this Agreement or any of the Notes or any interest therein without the prior written consent of Lenders.

          9. Choice of Law. This Agreement shall be performed and construed in accordance with the laws of the State of Arizona.

          10. Entire Agreement. Except as modified by this Agreement, the Notes remain in full force and effect. The Loan Agreements, as modified by this Agreement and the Notes, as modified by the Allonges and the Stock Purchase Agreement, embody the entire agreement and understanding among Debtor and Lenders and supersede all prior agreements and understandings between said parties relating to the subject matter thereof.

          11. Counterparts; Telecopy Execution. This Agreement (including the Consent) may be executed in any number of separate counterparts, each of which, when taken together, shall constitute one and the same agreement, admissible into evidence, notwithstanding the fact that all parties have not signed the same counterpart. Delivery of an executed counterpart of this Agreement by facsimile shall be equally as effective as delivery of a manually executed counterpart of this Agreement. Any party delivering an executed counterpart of this Agreement by facsimile shall also deliver a manually executed counterpart of this Agreement, but the failure to deliver a manually executed counterpart shall not affect the validity, enforceability, and binding effect of this Agreement.

          12. Right to Participate. For so long as the Notes are outstanding, and New Borrower proposes to raise additional capital through an offering or placement of its equity or debt, Lenders shall be granted the right to participate in such offering upon the terms and subject to the same conditions as are being proposed by New Borrower; provided however, if, as a condition to any such offering or placement New Borrower must grant exclusive underwriting or placement agent rights to a third party, Lenders agree that it shall not participate in such offering or placement.

          13. Agreement to be Bound. Lenders agree that should they convert the Notes into equity of New Borrower such equity of New Borrower shall be subject to the 2002 Stockholders Agreement of New Borrower, as amended to the date of conversion.

          IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day, month, and year first above written.

SinoFresh HealthCare, Inc.		SinoFresh Laboratories, Inc.
a Delaware corporation		an Alabama corporation

By:	/s/ Andrew Badolato	By:	/s/ Charles Fust

	Name: Andrew Badolato		Name: Charles Fust
	Title: President		Title: President

Invest Linc Equity Fund II,		Invest Linc Emerging Growth Equity Fund I,
a Nevada limited partnership		L.L.C.,
a Nevada limited liability company

By:	/s/ Craig Terrill	By:	/s/ Craig Terrill

	Name: Craig Terrill Title: General Partner		Name: Craig Terrill Title: Managing Member

SCHEDULE I
COLLATERAL DESCRIPTION

Those assets listed on Exhibit A to the Asset Purchase Agreement between SinoFresh Laboratories, Inc. and SFH, dated December 31, 2002.

Patents numbered 6,344,210, dated February 5, 2002, numbered 6,083,525., dated July 4, 2000, numbered 5,785,988, dated July 28, 1998,

SCHEDULE II
New Borrower Information

State of Organization:	Delaware

Prior Names:	None

Fictitious Names:	None

Borrower Locations:	313 Seaboard Avenue, Venice, Florida 34292, 7820 South Holiday Drive, Suite 320, Sarasota, FL 34231

Permitted Encumbrances:	None

Pending Litigation:	None

Federal Employer ID No.:	[Omitted]

Fiscal Year End:	December